Exhibit 21.1

List of Subsidiaries

of

Blueknight Energy Partners, L.P.

Name of Subsidiary	State of Organization
BKEP Finance Corporation	Delaware
BKEP Operating, L.L.C.	Delaware
BKEP Management, Inc.	Delaware
BKEP Crude, L.L.C.	Delaware
BKEP Sub, L.L.C.	Delaware
Ergon Oklahoma Pipeline, LLC	Delaware
Blueknight Motor Carrier LLC	Delaware
BKEP Trucking, L.L.C.	Delaware
BKEP Supply and Marketing LLC	Delaware
BKEP Terminal Services LLC	Texas
BKEP Materials, L.L.C.	Texas
BKEP Asphalt, L.L.C.	Texas
Knight Warrior LLC	Texas
BKEP Terminal Holding, L.L.C.	Texas
BKEP Terminalling, L.L.C.	Texas